Exhibit 19

Comtech Public
Comtech Telecommunication Corp.
Insider Trading Policy
(from Standards of Business Conduct published in June 2024)

Confidential Information and Securities Law
“Insider trading” is the purchase or sale of a publicly traded security while in possession of important non-public information about the issuer of the security. “Tipping” is communicating such information to anyone who might use it to purchase or sell securities. No employee may engage in either insider trading or tipping.
Employees who have questions pertaining to the sale or purchase of Company securities under circumstances where confidential information or securities laws may be involved should consult with the Company’s Corporate Chief Financial Officer or Corporate Compliance Officer. When in doubt, information obtained as an employee of the Company should be presumed to be important and not public.
To reduce the risk of inadvertent violations of securities laws, all persons who have been notified that they are subject to Section 16 of the Securities Exchange Act shall refrain from trading in the securities of the Company at all times other than certain periods (“window periods”). The window period shall, with respect to each fiscal quarter of the Company, begin on the second business day following the dissemination by the Company of a news release reporting its results of operations for the most recently concluded fiscal quarter and end ten calendar days before the end of the third month of the current fiscal quarter.
Anti-Hedging and Anti-Pledging Policy
It is inappropriate and undesirable for all executives, directors, officers and employees of Comtech to engage in hedging transactions that lock in the value of holdings in equity securities of Comtech.
All executives, directors, officers and employees of Comtech or any Business Unit of Comtech, and their designees, are prohibited from: (a) purchasing any financial instruments or engaging in any transactions that are designed to hedge or offset or have the effect of hedging or offsetting any decrease in the market value of equity securities of Comtech, including, without limitation, prepaid variable forward contracts, equity swaps, collars, exchange funds and transactions with economic consequences comparable to the foregoing financial instruments; and (b) pledging equity securities of Comtech as collateral for a loan, purchasing such securities on margin, or holding such securities in a margin account.
Any violation of this anti-hedging and anti-pledging policy may result in disciplinary action by the Company, including suspension without pay, loss of pay or bonus, demotion or other sanctions, dismissal for cause, and loss of severance benefits.

Comtech Public